EXHIBIT 3.1(a)

                          CERTIFICATE OF INCORPORATION

                                       OF

                         PHYLLIS MAXWELL'S GROUPS, INC.

               (Under Section 402 of the Business Corporation Law)

     THE UNDERSIGNED, a natural person over the age of eighteen years, desiring to form a corporation pursuant to Section 402 of the Business Corporation Law of the State of New York, hereby certifies:

     FIRST: The name of the Corporation is Phyllis Maxwell's Groups, Inc., hereinafter sometimes referred to as the "Corporation."

     SECOND: The purposes for which the Corporation is formed is to engage in any lawful activity for which corporations may be organized under the Business Corporation Law of the State of New York; provided, however, that it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

     THIRD: The office of the Corporation in the State of NewYork shall be located in the County of New York.

     FOURTH: The aggregate number of shares which the Corporation shall have the authority to issue shall be Two Hundred (200), all of which shares shall be without par value.


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     FIFTH: The Secretary of State of the State of New York is hereby designated as agent of the Corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against it served upon him is: Phyllis Maxwell's Groups, Inc., c/o Zukerman & Gore, 900 Third Avenue, New York New York 10022, Attention: Nathaniel S. Gore, Esq.

     SIXTH: The Corporation shall, to the fullest extent permitted by Article 7 of the Business Corporation Law of the State of New York, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by said Article, as to action in any capacity in which he served at the request of the Corporation.

     SEVENTH: The personal liability of the directors of the Corporation is eliminated to the fullest extent permitted by the provisions of paragraph (b) of
Section 402 of the Business Corporation Law of the State of New York, as the same may be amended and supplemented.

     IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under the penalties of perjury, this 14th day of April, 1989.

                                                /s/ Nathaniel S. Gore, Esq.
                                                ---------------------------
                                                Nathaniel S. Gore, Esq.
                                                Sole Incorporator
                                                900 Third Avenue
                                                New York, New York  10022


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